Exhibit 10.7

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made as of the 1st day of October, 2004, by and between Red River Bank, a Louisiana banking corporation (“Bank”), and R. Blake Chatelain, an individual (“Executive”).

RECITALS

A.Executive is a valued employee of Bank.

B.Bank desires to retain Executive as an employee of Bank and believes that Executive’s long-term contribution to the business of Bank is not fully reflected in the compensation of the Executive.

C.Bank desires to provide for the post-retirement needs of its employees in a responsible manner.

D.Bank desires to make available to Executive certain supplemental retirement benefits, and Executive desires to enter into an arrangement for such supplemental retirement benefits.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.Supplemental Retirement Benefits. Bank hereby establishes an unfunded retirement plan, the obligations under which shall be reflected on the general ledger of Bank (the “Retirement Account”). The Retirement Account shall be an unsecured liability of Bank to Executive, payable only as provided herein from the general funds of Bank. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of Bank and does not have priority of payment over any other general obligation of Bank.

2.Payment of Benefits.

(a)On-Time Retirement. If Executive remains in the continual full-time employment of Bank (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act, or as otherwise agreed in a writing expressly authorized by the Board of Directors of Bank) until the Full Benefits Date (as defined in Exhibit A hereto), then upon the date (the “Retirement Date”) on or after the Full Benefits Date on which Executive’s employment with the Bank is terminated for any reason other than For Cause (as hereinafter defined), Bank shall pay to Executive the Full Benefit (as defined in Exhibit A hereto) annually, payable in monthly installments beginning on the first business day of the first calendar month after the Retirement Date and on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Retirement Date.

(b)Early Termination. If Executive voluntarily resigns from full-time employment with Bank before the Full Benefits Date, or if Bank discharges Executive from full-time employment with Bank for any reason other than For Cause before the Full Benefits Date, Bank shall pay to Executive the Limited Benefit (as hereinafter defined) annually, payable in monthly installments beginning on the Full Benefits Date, and thereafter on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Full Benefits Date. For the purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A corresponding to the year in which Executive’s employment terminates.

(c)Disability. If Executive becomes Substantially Disabled (as hereinafter defined) and Executive’s full-time employment with Bank is terminated by Bank prior to the Full Benefits Date as a result, Bank shall pay to Executive the Limited Benefit annually, payable monthly beginning on the first business day of the calendar month that is thirty (30) days after Substantial Disability is determined. For purposes of this Agreement, the term “Substantial Disability” shall mean the substantial physical or mental impairment of Executive which materially diminishes Executive’s ability to perform the services theretofore performed by Executive, for a period of six months or more, taking into consideration compliance by Bank with the reasonable accommodation provisions of the Americans with Disabilities Act. The determination of whether Executive is “Substantially Disabled” shall be made by a licensed physician selected by Bank.

(d)Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, if Executive’s employment by Bank is terminated as a result of, or in connection with: (i) regulatory suspension or removal of Executive from duty with Bank; (ii) gross and consistent dereliction of duty by Executive; (iii) breach of fiduciary duty involving personal profit by Executive; (iv) willful violation of any banking law or regulation; or (v) conviction of a felony or crime of moral turpitude (any of the foregoing referred to herein as “For Cause”), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement may be terminated by Bank without any liability whatsoever. The obligation of Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the board of directors of Bank seeks to determine whether Executive could have been terminated For Cause even though Executive may have previously retired, resigned, become Substantially Disabled or been discharged other than For Cause. If during such period the board of directors determines that the Executive could have been discharged For Cause, this subsection (d) shall be applicable as if the Executive had been discharged For Cause.

(e)Death of Executive. Any provision of this Agreement to the contrary notwithstanding, this Agreement shall automatically terminate upon the death of Executive and neither Executive nor Executive’s estate shall be entitled to any benefits hereunder (or, to the extent that the payment of benefits had already commenced at the time of Executive’s death, neither Executive nor Executive’s estate shall be entitled to any further benefits).

(f)Benefits Mutually Exclusive. Under no circumstances will Executive become entitled to more than one of the Full Benefit or the Limited Benefit.

3.Intent of Parties. Bank and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of Bank for purposes of the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”).

4.ERISA Provisions.

(a)The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)The “Named Fiduciary” is Bank.

(c)The general corporate funds of Bank are the basis of payment of benefits under this Agreement.

(d)For claims procedure purposes, the “Claims Manager” shall be the Chairman of the Board of Directors of the Bank or such other person named from time to time by notice to Executive.

(i)If for any reason a claim for benefits under this Agreement is denied by Bank, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Agreement section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his/her claim, all written in a manner calculated to be understood by the claimant for this purpose:

(1)The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(2)The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(ii)The claimant shall have 60 days following his/her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his/her representative may submit pertinent documents and written issues and comments.

(iii)The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his/her claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

(e)The Claims Manager has discretionary authority to determine eligibility for benefits.

5.Funding by Bank.

(a)Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of Bank with respect to Bank's obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

(b)Notwithstanding anything herein to the contrary, Bank has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If Bank determines in its sole discretion to purchase a life insurance policy referable to the life of Executive, neither Executive nor Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or to any asset of Bank. Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

(c)If Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist Bank, from time to time, promptly upon the request of Bank, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.

6.Effect of Change in Control.

(a)If a Change in Control (as hereinafter defined) of Bank occurs while Executive is employed by Bank, Executive shall become 100% vested and thus entitled to the Full Benefit if Executive’s employment is thereafter terminated by Executive or by Bank prior to the Full Benefits Date for any reason other than For Cause, payable in accordance with Section 2(a) hereof beginning on the Full Benefits Date or, if later, the date on which Executive's employment is terminated.

(b)For purposes of this Agreement, a “Change in Control” shall occur in the event of (i) the acquisition by an Acquiring Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of forty percent (40%) or more of the total voting power of the Red River Bancshares, Inc., the parent company of Bank (the “Company”), represented by the then outstanding voting securities of the Company; (ii) the Company is merged, combined, consolidated or reorganized with or into an Acquiring Entity or the Company sells or otherwise transfers all or substantially all of its assets to an Acquiring Entity, and as a result of such merger, combination, consolidation or reorganization or sale or other transfer of assets, less than a majority of the combined voting power of the then outstanding voting securities of the Company or the Acquiring Entity (whichever is the surviving entity) are held in the aggregate by the holders of the voting securities of the Company immediately prior to such transaction, in substantially the same proportions held by such persons prior to the transaction; (iii) an “acquisition of control” of the Bank as such term is used under the Change in Bank Control Act, as amended (12 U.S.C. § 1817(j)), and related regulations of the Federal Reserve Board, which is not rebuttable; or (iv) the Company or the Bank shall have entered into any binding understanding or agreement which if consummated would reasonably lead to the occurrence of one or more of the foregoing items (i) through (iii); provided, however, that an internal reorganization of the Company which does not affect the ultimate beneficial ownership of the Company shall not be deemed a Change in Control, even if the technical terms of the foregoing definition are met. “Acquiring Entity” shall mean any person, partnership, corporation, trust or similar entity or group (other than the Company, Bank or any affiliated entity). For the purpose of this definition, the lowercase term “group” shall include any persons who act in concert within the meanings of Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined in a written opinion by a firm of certified public accountants selected by the Bank (such determination to be made within thirty (30) days of a request by the Executive following a Change in Control) or by the Internal Revenue Service that any payment or distribution by the Bank to or for the benefit of the Executive under this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“the Code”) (such excise tax, together with any interest and penalties accrued due to the Executive’s failure to pay or underpayment of such tax in reliance on the opinion of Bank’s firm of certified public accountants, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment” ) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Executive shall promptly notify Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Bank of the Gross-Up Payment. The Executive shall provide Bank with a reasonable opportunity to contest such claim.

7.[Intentionally Omitted].

8.Employment of Executive; Other Agreements. The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Bank to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Bank’s compensation structure whether now or hereinafter existing.

9.Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he/she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his/her financial and professional advisors unless required to do so by a court of competent jurisdiction.

10.Leave of Absence. Bank may, in its sole discretion, permit Executive to take a leave of absence for a period not to exceed one year. Any such leave of absence must be approved by the board of directors of Bank and reflected in its minutes. During this time, Executive will still be considered to be in the employ of Bank for purposes of this Agreement.

11.Withholding. Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except Bank shall be responsible for payment of all employment (FICA) taxes due to be paid by Bank pursuant to Internal Revenue Code § 3121(v) and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Bank. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.

12.Miscellaneous Provisions.

(a)Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(c)Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)Governing Law. This Agreement is made in the State of Louisiana and shall be governed in all respects and construed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of Bank and Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of Bank.

(f)No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Bank and Executive, Executive’s designated beneficiary or any other person.

(g)Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to Bank.

(h)Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(i)Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	Red River Bank
1412 Centre Court Drive, Suite 301 Alexandria, LA 71301
Attn: Chairman of the Board

Executive:	R. Blake Chatelain

(j)Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(k)Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(l)Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties; provided, however, that Bank shall have the right to unilaterally amend this Agreement to the extent necessary to obtain favorable tax treatment under Section 409A of the Internal Revenue Code of 1986, as amended. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

(m)Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

(n)Legal Expenses. From and after the occurrence of a Change in Control, Bank shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at Executive’s request, as such fees and expenses are incurred; provided, however, that Executive shall be required to reimburse Bank for any such fees and expenses if a court or any other adjudicator agreed to by the parties determines that Executive’s claim is without substantial merit. Executive shall not be required to pay any legal fees or expenses incurred by Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

BANK:

RED RIVER BANK

By	/s/ Wylie D. Cavin
Its	Vice Chairman and COO

EXECUTIVE:

/s/ R. Blake Chatelain
R. Blake Chatelain

STATE OF LOUISIANA	)
:
Rapides PARISH	)

I, the undersigned, a notary public in and for said parish in said state, hereby certify that Wylie D. Cavin      , whose name as Vice-Chairman COO       of Red River Bank, a Louisiana banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this   4th   day of   February   , 2005.

/s/ Sheila A. Bardwell
Notary Public
My commission expires:	At Death

[NOTARIAL SEAL]

Sheila A. Bardwell

Notary ID No. 017253

Rapides Parish, LA

STATE OF LOUISIANA	)
:
Rapides PARISH	)

I, the undersigned, a notary public in and for said parish in said state, hereby certify that R. Blake Chatelain, whose name is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this   4th   day of   February   , 2005.

Sheila A. Bardwell
Notary Public
My commission expires:	At Death

[NOTARIAL SEAL]

Sheila A. Bardwell

Notary ID No. 017253

Rapides Parish, LA

Exhibit A

Vesting Schedule

R. Blake Chatelain

“Full Benefit” = $161,000

“Full Benefits Date” = November 12, 2028

Year	Limited Benefit

October 1, 2004 to September 30, 2005	$6,674
October 1, 2005 to September 30, 2006	$13,347
October l, 2006 to September 30, 2007	$20,021
October 1, 2007 to September 30, 2008	$26,694
October 1, 2008 to September 30, 2009	$33,368
October 1, 2009 to September 30, 2010	$40,041
October 1, 2010 to September 30, 2011	$46,715
October 1, 2011 to September 30, 2012	$53,389
October 1, 2012 to September 30, 2013	$60,062
October l, 2013 to September 30, 2014	$66,736
October 1, 2014 to September 30, 2015	$73,409
October l, 2015 to September 30, 2016	$80,083
October 1, 2016 to September 30, 2017	$86,756
October 1, 2017 to September 30, 2018	$93,430
October 1, 2018 to September 30, 2019	$100,104
October 1, 2019 to September 30, 2020	$106,777
October l, 2020 to September 30, 2021	$113,451
October l, 2021 to September 30, 2022	$120,124
October 1, 2022 to September 30, 2023	$126,798
October 1, 2023 to September 30, 2024	$133,472
October 1, 2024 to September 30, 2025	$140,145
October 1, 2025 to September 30, 2026	$146,819
October 1, 2026 to September 30, 2027	$153,492
October 1, 2027 to November 11, 2028	$160,166